Exhibit 5.2

[Letterhead of Norton Rose Fulbright Canada LLP]

June 16, 2014

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5T 2J5

Dear Sirs/Mesdames:

Re:         Royal Bank of Canada
Senior Global Medium-Term Notes, Series F - U.S. $1,250,000,000 aggregate principal amount of 1.250% Senior Notes due June 16, 2017 and U.S. $400,000,000 aggregate principal amount of Senior Floating Rate Notes due June 16, 2017 (collectively, the “Offered Securities”)

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with the issue of the Offered Securities pursuant to the terms agreement dated June 10, 2014 (the “Terms Agreement”) by and among RBC Capital Markets, LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as lead agents on behalf of the Purchasing Agents listed therein (collectively, the “Agents”), and the Bank entered into pursuant to the Distribution Agreement dated July 23, 2013 (the “Distribution Agreement”) relating to the Bank’s Senior Global Medium-Term Notes, Series F, in an aggregate principal amount of up to U.S. $25,000,000,000, or the equivalent thereof in other currencies or currency units (such series of securities being hereinafter referred to as the “Series”), to be issued pursuant to the Indenture, dated as of October 23, 2003, as supplemented by the First Supplemental Indenture, dated as of July 21, 2006, and by the Second Supplemental Indenture, dated as of February 28, 2007 (collectively, the “Indenture”), between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York) as successor to the corporate trust business of JP Morgan Chase Bank, N.A., as Trustee (the “Trustee”).

We have participated, together with Sullivan & Cromwell LLP, United States counsel to the Bank in the preparation of the following:

(i)	the Distribution Agreement;

(ii)	the Indenture;

(iii)	the registration statement of the Bank on Form F-3 (File No. 333- 189888) dated July 10, 2013, as amended on July 23, 2013 (the “Registration Statement”); and

(iv)
the prospectus of the Bank dated July 23, 2013 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated July 23, 2013 specifically relating to the Series (the “Prospectus Supplement”, and together with the Basic Prospectus, the “Program Prospectus”).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission in connection with the Series and that Pricing Supplements dated June 10, 2014 relating to the Offered Securities have been filed with the United States Securities and Exchange Commission.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

With respect to the continuing existence of the Bank as a Schedule 1 bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated June 16, 2014 issued by the Office of the Superintendent of Financial Institutions.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create the Series and to create, issue and sell the Offered Securities;

2.
the issue and sale of the Offered Securities has been duly authorized by all necessary corporate action in conformity with the Indenture, and such Offered Securities have been duly executed, authenticated and issued in accordance with the Indenture, and such Offered Securities are validly issued and to the extent validity of the Offered Securities is a matter governed by the laws of the Provinces of Ontario or Québec, or the laws of Canada applicable therein, are valid obligations of the Bank;

3.
the Distribution Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank; and

4.
the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth in paragraphs 2 and 4 above as to the validity of the Offered Securities and the enforceability of the Indenture are subject to the following qualifications:

(i)	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;

(ii)
enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters); and

(iii)
pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the issue of the Offered Securities and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Sullivan & Cromwell LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP